Exhibit A:
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(1)
Represents shares of restricted stock received by the reporting person in lieu of a cash bonus. The shares were awarded under the issuer’s 2000 Executive Incentive Compensation Plan and vest in two equal installments on March 6, 2006 and 2007.

(2) The securities reported as beneficially owned by Mr. Katzman include:

(a)	1,215,693 shares held of record by Gazit-Globe (1982), Ltd. ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(b)
5,386,857 shares held of record by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe.

(c)
7,358,022 shares held of record by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe.

(d)
5,873,671 shares held of record by MGN (USA) Inc. (“MGN (USA)”), a wholly-owned subsidiary of Gazit-Globe and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 15,919 shares received by MGN (USA) under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(e)	5,086,317 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(f)
4,237,161 shares of record held by Gazit (1995), Inc. (“Gazit 1995”), a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(g)	52,265 shares held of record by Mr. Katzman’s wife as custodian for their daughters.

(h)	882,070 other shares held directly and indirectly by Mr. Katzman (including the 20,500 shares reported herein).